Exhibit 99.1

SS&C Technologies Welcomes Seasoned Global Business Leader Debra Walton-Ruskin to its Board of Directors

1/9/2024

WINDSOR, Conn., Jan. 9, 2024 /PRNewswire/ -- SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced the appointment of Debra Walton-Ruskin as a new independent director to its Board of Directors. Debra is a seasoned global business leader, having spent her career in financial data, data operations and executive leadership roles.

"We are delighted to welcome Debra to our Board of Directors," said Bill Stone, Chairman and Chief Executive Officer. "Debra brings extensive international experience, having lived and worked on three continents. Her deep expertise in fintech, global markets, and sustainability aligns perfectly with our strategic goals. We believe her insights will be invaluable as we continue to innovate and serve our clients."

Prior to joining SS&C, Debra served as the Chief Revenue Officer at the London Stock Exchange Group (LSEG), following LSEG's acquisition of Refinitiv. Her leadership was instrumental in successfully selling Refinitiv to LSEG, marking the culmination of nearly two decades at Refinitiv, Thomson Reuters, and Thomson Financial. She has held numerous C-suite roles, including Global Head of Market Development, Chief Data Officer, Chief Product Officer, and Chief Revenue Officer. She was also President & CEO of Nucleus Financial, a VC-backed startup, a Partner at Cantor Fitzgerald, and a founding Board Member of the Cantor Fitzgerald Futures Exchange. Debra began her career in financial services as head of sales for Australian-based Giltnet Limited, and was part of the team that took Giltnet public on the Australian Stock Exchange.

Commenting on her appointment, Debra said, "I am honored to join the SS&C's Board of Directors and look forward to contributing my experience and insights to this dynamic organization. SS&C has a strong reputation for innovation and excellence in the financial services industry, and I am excited to be a part of its continued growth and success."

David Varsano, Chairman of SS&C's Nominating and Governance Committee, added, "I am excited to have Debra join our Board. Her extensive experience and commitment to diversity make her an excellent addition, and I am confident she will contribute to our company's growth."

Debra is actively involved in advancing women in business and currently serves on the Board of Springboard, a non- profit organization focused on helping female entrepreneurs grow their businesses. SS&C was recently named as one of America's Greatest Workplaces for Diversity 2024 by Newsweek.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 20,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale and technology.

SOURCE: SS&C

Additional information about

SS&C (Nasdaq: SSNC) is available at www.ssctech.com. Follow SS&C on Twitter, LinkedIn and Facebook.

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SOURCE SS&C